Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-167472 and 333-155698) and Form S-8 (Nos. 333-178630, 333-27429, and 333-125264) of Associated Estates Realty Corporation of our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of 21 Forty Medical District, our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of The Apartments at the Arboretum, and our report dated November 30, 2012 relating to the statement of revenue and certain operating expenses of The Park at Crossroads, which appear in this Current Report on Form 8‑K of Associated Estates Realty Corporation dated March 13, 2013.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 13, 2013